ARTICLES OF INCORPORATION

                                       of

                           THE JENSEN PORTFOLIO, INC.

     The undersigned, Carol Dey Hibbs, whose address is 1600 Pioneer Tower, 888 S.W. Fifth Avenue, Portland, Oregon 97204-2099, being at least 18 years of age, acting as incorporator under the Oregon Business Corporation Act, hereby adopts the following Articles of Incorporation:

                                    ARTICLE 1

                                      NAME

     The name of this corporation is The Jensen Portfolio, Inc. (the "Corporation").

                                    ARTICLE 2

                                     PURPOSE

     The purposes for which the Corporation is organized are:

     (a) To engage in the business of an incorporated investment company of the management type investing and reinvesting its assets in accordance with the provisions of these Articles of Incorporation. The business of the Corporation will include but shall not be limited to purchasing, holding, selling, exchanging or otherwise dealing in notes, stocks, bonds, and other securities permitted by these Articles of Incorporation and the Fund's Bylaws.

     (b) To issue and sell its shares in such amounts, on such terms and conditions, for such purposes and for such consideration as are hereafter permitted by law and these Articles of Incorporation, as its Board of Directors may determine.

     (c) To acquire (through purchase, exchange or otherwise), hold, dispose of, transfer, reissue or cancel its own shares in any manner and to the extent hereafter permitted by law and these Articles of Incorporation, without the vote or consent of the holders of any class of stock of the Corporation.


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     (d) To engage in any lawful activity for which corporations may be organized under the Oregon Business Corporation Act.

                                    ARTICLE 3

                                AUTHORIZED STOCK

     The Corporation is authorized to issue 100,000,000 shares of common stock, each of which shall have a par value of one-tenth cent ($.001). Each share of common stock shall have equal voting rights with all other shares. The Corporation may redeem shares of its stock at the option of the Corporation under certain circumstances, as set forth in Article 6 hereof. Any shares reacquired by the Corporation may be reissued for such consideration and under such terms as the Board of Directors may determine.

                                    ARTICLE 4

                           ISSUANCE AND SALE OF SHARES

     The Board of Directors is authorized to issue and sell or cause to be issued and sold from time to time, all or any portion or portions of the entire authorized but unissued shares of the Corporation, for cash or for any other lawful consideration or considerations and on or for any terms, conditions or prices hereafter consistent with the provisions of law and these Articles of Incorporation; provided, however, that in no event shall shares of the Corporation having a par value be issued or sold for a consideration less than such par value.

                                    ARTICLE 5

                                FRACTIONAL SHARES

     The Corporation may issue and sell whole shares and may also issue and sell fractions of shares having pro rata all the rights of shares including, without limitation, the right to vote and receive dividends. Wherever the words "share" or "shares" are used in these Articles of Incorporation, or in the Corporation's Bylaws, they shall be deemed to include fractions of shares, where the context does not clearly indicate that only full shares are intended; provided, however, that the Board of Directors may in its sole discretion determine that only whole shares may be issued.

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                                    ARTICLE 6

                              REDEMPTION OF SHARES

     (a) Redemption by Shareholder. Each holder of record of shares of the Corporation shall have the right, at such times as may be permitted by the Corporation, to require the Corporation to redeem all or any part of his or her shares at a redemption price per share equal to the net asset value per share next determined (in accordance with Article 15 of these Articles of Incorporation) after the shares are properly tendered for redemption, less any redemption charge that may be imposed by the Corporation in connection with such redemption and described in the Corporation's then current Prospectus. Payment of the proceeds of redemption shall be in cash unless the Board of Directors determines, which determination shall be conclusive, that conditions exist that make payment wholly in cash unwise or undesirable. In the event of such determination, the Corporation may make payment wholly or partly in securities or other assets belonging to the Corporation at the value of such securities or assets used in such determination of net asset value. Any such payment in kind will be made in accordance with any applicable law or regulation. Notwithstanding the foregoing, the Board of Directors of the Corporation may suspend the right of the holders of shares of the Corporation to require the Corporation to redeem shares when permitted or required to do so by the Investment Company Act of 1940, as amended (the "1940 Act"), provided the suspension complies with the 1940 Act.

     (b) Automatic Redemption. The Board of Directors may cause the Corporation to redeem at net asset value the shares of any holder whose shares have a current net asset value of less than a minimum amount that the Board of Directors may determine from time to time. No such redemption shall be effected unless the Corporation has given the holder at least 60 days' notice of its intention to redeem such shares and an opportunity to purchase a sufficient number of additional shares to bring the aggregate current net asset value of the holder's shares to such minimum amount. Upon redemption of shares pursuant to this section, the Corporation shall promptly cause payment of the full redemption price to be made to the holder of the shares so redeemed, less any redemption charge that may be imposed by the Corporation in connection with such redemption and described in the Corporation's then current Prospectus.

     (c) Personal Holding Company Status. The Corporation may reject any purchase order, refuse to transfer shares and compel redemption of shares if in its opinion any such action would prevent the Corporation from becoming a personal holding

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company as defined by the Internal Revenue Code of 1986, as amended.

                                    ARTICLE 7

                                    DIVIDENDS

     (a) The Board of Directors may from time to time declare and pay dividends with the amount, source and payment thereof to be within the discretion of the Board of Directors and calculated on the basis of generally accepted accounting principles.

     (b) The Board of Directors may also declare dividends out of the Corporation's accumulated and undistributed net realized capital gains.

     (c) The Board of Directors has the power, in its discretion, to distribute for any year as ordinary dividends and as capital gains distributions, respectively, amounts sufficient to enable the Corporation, as a regulated investment company, to avoid any liability for federal income tax with respect to that year. All cash dividends declared, except as provided in the preceding sentence, shall be deemed liquidating dividends and the shareholders shall be advised accordingly.

     (d) The Board of Directors may at any time declare and distribute pro rats among the shareholders a stock dividend out of authorized but unissued shares of the Corporation. In the case of a dividend payable in shares or cash at the election of a shareholder, the Board of Directors may prescribe whether a shareholder failing to exercise his or her election before a given time shall be deemed to have elected to take cash rather than shares, or to take shares rather than cash, or to take shares with cash adjustment of fractions.

                                    ARTICLE 8

                                    DIRECTORS

     (a) The number of directors of the Corporation shall be not fewer than three nor more then ten directors, as specified from time to time by resolution of a majority of the entire Board of Directors, provided that at least one director shall be a person who is not an interested person of the Corporation, as defined in the 1940 Act, and who is not an officer or employee of the Corporation. If at any time the Corporation does not satisfy the conditions of
Section 10(d) of the 1940 Act, or any successor provision, at least 40 percent of the Corporation's directors

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shall be persons who are not interested persons of the Corporation, as defined in the 1940 Act.

     (b) Any directorship to be filled by reason of an increase in the number of directors of the Corporation may be filled by a majority of the directors then in office.

     (c) The names and addresses of the persons who shall act as the initial directors until the first annual meeting of the Corporation and until their successors have been duly elected and qualified are:


                Name                               Address
                ----                               -------

            Val E. Jensen                   430 Pioneer Tower
                                            888 S.W. Fifth Avenue
                                            Portland, OR 97204-2018

            Gary W. Hibler                  430 Pioneer Tower
                                            888 S.W. Fifth Avenue
                                            Portland, OR 97204-2018

            Mark C. Jensen                  430 Pioneer Tower
                                            888 S.W. Fifth Avenue
                                            Portland, OR 97204-2018


                                    ARTICLE 9

                     REGISTERED OFFICE AND REGISTERED AGENT

     The address of the Corporation's initial registered office is 1600 Pioneer Tower, 888 S.W. Fifth Avenue, Portland, Oregon 97204-2099, and the name of its initial registered agent at such address is Kenneth D. Stephens.

                                   ARTICLE 10

                                     NOTICES

     The address where the Corporation Division may mail notices is c/o Kenneth
D. Stephens, Tonkon, Torp, Galen, Marmaduke & Booth, 1600 Pioneer Tower, 888 S.W. Fifth Avenue, Portland, Oregon 97204-2099.

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                                   ARTICLE 11

                          INDEMNIFICATION AND INSURANCE

     A. The Corporation say indemnify to the fullest extent permitted by law any person who is made or threatened to be made a party to, witness in, or otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of tho Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent or as a fiduciary of any employee benefit plan, of another corporation, partnership, joint venture, trust, or other enterprise. Any indemnification provided pursuant to this Article 11 shall not be exclusive of any rights to which the person indemnified may otherwise be entitled under any provision of articles of incorporation, bylaw, agreement, statute, policy of insurance, vote of shareholders or board of directors, or otherwise.

     For purposes of this paragraph A, the term "to the fullest extent permitted by law" shall include, without limitation, to the fullest extent permitted by any provision in the 1940 Act or the Oregon Business Corporation Act that authorizes a corporation to provide indemnification, by agreement, article, bylaw or otherwise, in addition to the permissible indemnification specifically authorized and set forth in the Oregon Business Corporation Act.

     B. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director. Without limiting the generality of the foregoing, if the Oregon Revised Statutes are amended after this Article 11 becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors of the Corporation, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the Oregon Revised Statutes, as so amended. No amendment or repeal of this Article 11, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article 11, nor a change in the law, shall adversely affect any right or protection that is based upon this paragraph

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B and pertains to conduct that occurred prior to the time of such amendment, repeal, adoption or change. No change in the law shall reduce or eliminate the rights and protections set forth in this paragraph B unless the change in the law specifically requires such reduction or elimination.

     C. The Corporation may purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such individual and incurred by such individual in or arising out of his or her position.

     D. Notwithstanding any contrary provision in these Articles of Incorporation or in the Corporation's Bylaws, paragraphs A and B of this Article 11 shall not protect any director or officer of the Corporation against any liability to the Corporation or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

                                   ARTICLE 12

                                    CUSTODIAN

     (a) The Corporation may employ a custodian, which shall be a bank or trust company having an aggregate capital, surplus, and undivided profits of at least $1,000,000, pursuant to such terms and conditions as the Board of Directors may direct and as contained in the Corporation's Bylaws.

     (b) The Corporation may also employ such custodian as its agent to keep the books and counsel the Corporation, and to furnish clerical and accounting services. The compensation to be paid such custodian for such services as it may render to the Corporation shall be in such amount as may be agreed upon by the Corporation and the custodian. When so directed by the Board of Directors, the custodian shall deliver and pay over all property of the Corporation held by it as specified in such direction.

     (c) The Board of Directors in its discretion may employ a transfer agent, registrar, dividend disbursing agent and shareholder servicing agent for the Corporation under such terms and conditions as the Board shall deem advisable.

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                                   ARTICLE 13

                  UNDERWRITER, INVESTMENT ADVISER AND CONTRACTS
                             WITH INTERESTED PARTIES

     (a) The Board of Directors may, in its discretion, from time to time enter into a contract or contracts with any one or more parties as an underwriter, providing for the sale of the shares of the Corporation. Such contract or contracts may also provide for the repurchase of shares of the Corporation by such underwriter acting as agent for the Corporation.

     (b) The Board of Directors may, in its discretion, from time to time enter into an investment advisory or management contract with any other person, firm or corporation to furnish advice to the Corporation with respect to the desirability of investing in, purchasing or selling securities, or any other property, or to determine what securities or other property shall be purchased or sold by the Corporation, and to furnish to the Board of Directors such management, investment advisory, statistical and research facilities, and such other services and facilities, if any, as the Board of Directors may deem desirable upon such terms and conditions as the Board of Directors may determine. The compensation to be paid under the terms of such contract or contracts shall be subject to the limitations contained in Article 14 of these Articles of incorporation.

     (c) The Board of Directors may, subject to the provisions of this Article, at its discretion, enter into any contract with any person, firm or corporation, irrespective of whether or not one or more of the directors or officers of this Corporation also may be an officer, director, shareholder or member of such other person, firm or corporation, and such contract shall not be invalidated or rendered voidable by reason of such relationship. No person holding such relationship shall be liable because of such relationship for any loss or expense to the Corporation under or by reason of such contract or accountable for any profit realized directly or indirectly therefrom, provided that such contract, when executed, was reasonable and fair, consistent with the provisions of these Articles of Incorporation and approved by a majority of the directors of the Corporation who are not so related, or by a vote of the holders of a majority of the outstanding shares of the Corporation.

     (d) Any contract entered into pursuant to the terms of this Article shall be consistent with and subject to the requirements of the 1940 Act and all other applicable laws, with respect to its duration, termination, authorization, approval, assignment, amendment and renewal.

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                                   ARTICLE 14

                             EXPENSES OF CORPORATION

     (a) Subject to the limitations contained in this Article, the directors shall be entitled to reasonable compensation from the Corporation for their services to the Corporation as directors in such amount as may from time to time be fixed by a vote of the Board of Directors.

     (b) The Corporation may incur such expenses as are necessary to perform its functions and such expenses may include, but are not limited to, the following; compensation to be paid to any other party to an investment advisory contract with the Corporation entered into pursuant to Article 13; compensation to be paid to the officers, consultants and employees of the Corporation; ordinary office expenses; clerical and bookkeeping expenses; costs of investment advisory, statistical and research facilities; directors' fees; legal and accounting expenses; taxes and governmental fees; federal and state registration and qualification fees; costs of stock certificates; cost of reports and notices to shareholders: association dues; brokers' commissions; transaction costs; fees and expenses of any custodian; expenses of computing the net asset value; and fees and expenses of any transfer agent, registrar, dividend disbursing agent and shareholder servicing agent; provided, however, that all expenses to be paid pursuant to this Article 14 shall be subject to any applicable provisions of the 1940 Act.

     (c) The provisions of this Article shall not preclude the payment of reasonable fees for legal or accounting services to any firm of which a director or officer of the Corporation may be a member or employee, nor of customary brokerage charges in connection with the purchase or sale of securities to any firm in the brokerage business of which a director or officer of the Corporation may be a member, officer, director or employee; and no part of any such fee, charge or compensation shall be deemed compensation to such officer or director within the purview of this Article. No compensation, commission, fee or profit, which may be received by the other party to a contract entered into pursuant to
Article 13, shall be deemed compensation to any officer or director of the Corporation simply because such officer or director is also an officer, director, shareholder, member or employee of such other party.

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                                   ARTICLE 15

                        DETERMINATION OF NET ASSET VALUE

     (a) The net asset value of each share of the Corporation outstanding shall be determined in accordance with the Corporation's then current prospectus and statement of additional information.

     (b) The Board of Directors may suspend a determination of net asset value for all or any period during which the New York Stock Exchange is normally closed, or during which trading on the Now York Stock Exchange or in the markets normally utilized by the Corporation is restricted by governmental order, or during which an emergency exists such as would make disposal by the Corporation of securities owned by the Corporation unreasonable or impracticable, or would make determination of the net asset value of the assets of the Corporation impracticable. The determination of whether trading on the New York Stock Exchange or in the markets normally utilized by the Corporation is restricted or whether such an emergency exists shall be made in accordance with applicable rules and regulations of the Securities and Exchange Commission or other governmental authority. The suspension shall become effective at such time as the Board of Directors shall specify in a director declaration or resolution, but not later than the close of business on the next succeeding business day following the declaration or resolution. After such suspension becomes effective, there shall be no determination of net asset value until the Board of Directors shall declare the suspension terminated. The suspension shall terminate, in any event, on the first day on which the New York Stock Exchange is open, the restricted trading on the New York Stock Exchange or in the markets utilized by the Corporation has ended, or the emergency shall have expired in accordance with an official ruling of the Securities and Exchange Commission or other governmental authority or, in the absence of such ruling, upon determination of the Board of Directors. During any period in which the determination of net asset value is suspended, as provided in this Article 15, the net asset value as last determined and effective shall, for the purposes of this Article, be deemed to be the net asset value as of the close of business on each business day until a new net asset value is again determined and made effective as provided herein.

     (c) The Board of Directors may delegate any of its powers and duties under this Article with respect to appraisal of assets and liabilities in the determination of net asset value or with respect to suspension of the determination of net asset value to an officer or officers or agent or agents of the

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Corporation designated from time to time by the Board of Directors.

                                   ARTICLE 16

                                 ANNUAL REPORTS

     The Board of Directors shall submit to the shareholders at least semiannually a written financial report of the transactions of the Corporation, including financial statements. The financial statements and such reports shall be certified at least annually by independent public accountants.

                                   ARTICLE 17

                         DISSOLUTION OF THE CORPORATION

     (a) If the holders of a majority of the outstanding shares of the Corporation shall vote at any time to wind up and liquidate the Corporation, no further shares of the Corporation shall be issued, sold or purchased by the Corporation, and the directors shall immediately proceed to wind up the Corporation's affairs, liquidate the assets, pay all liabilities and expenses of the Corporation, and distribute the remaining assets, if any, among the shareholders in proportion to their holding of shares. The Board of Directors shall also do any other acts necessary to secure and complete the dissolution of the Corporation.

     (b) When the dissolution and liquidation of the Corporation has been directed by a vote of its shareholders, the directors then holding office shall continue in office until the liquidation and dissolution of the Corporation has been completed. During the period of liquidation and until final distribution to the shareholders has been made, the compensation of the directors and all other parties shall be determined on the same basis as if the computation of the net asset value of the shares had been suspended as of the date the shareholders voted to dissolve and liquidate the Corporation, as provided in these Articles of Incorporation.

                                   ARTICLE 18

                                DIRECTORS QUORUM

     At all meetings of the Board of Directors, the presence of a majority of the number of directors then in office shall be necessary to constitute a quorum and shall be sufficient for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. The action of a majority of the

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directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by law, by these Articles of Incorporation or by the Corporation's Bylaws.

                                   ARTICLE 19

                                     BYLAWS

     Except as otherwise may be provided in the Corporation's Bylaws, the Board of Directors of the Corporation is expressly authorized to make, alter, amend and repeal bylaws or to adopt new bylaws of the Corporation, without any action on the part of the shareholders; provided, however, the bylaws adopted by the Board of Directors and the power conferred by this Article may be altered or repealed by the shareholders of the Corporation.

                                   ARTICLE 20

                              AMENDMENT OF ARTICLES

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute upon the affirmative vote of the holders of a majority of the outstanding shares of the Corporation; and all rights conferred upon shareholders herein are granted subject to this reservation.

     The undersigned incorporator hereby declares and certifies under penalty of perjury that the facts stated in these Articles of Incorporation are true, correct and complete.

     Dated: April 17, 1992.


                                       CAROL DEY HIBBS
                                       -----------------------------------------
                                       Carol Dey Hibbs

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